EXHIBIT 99.8


RESOLVED FURTHER, that the Bylaws of the Company are hereby amended to add a new paragraph to the end of Section 7.8 which paragraph shall read as follows:

         "In the event an indemnitee under this Section 7.8 incurs costs or expenses in connection with the defense of any proceeding (including any such costs or expenses, including reasonable attorney's fees, incurred for any appeal therefor) involving, resulting from, related to or arising out of a business combination, merger or recapitalization, the Corporation shall pay such costs or expenses as they are incurred and in advance of the final disposition of such proceeding within 20 calendar days of submission of bills or vouchers for such costs or expenses, provided that such indemnitee delivers to the Corporation prior to such payment a written undertaking by or on behalf of such indemnitee to repay the amount paid by the Corporation in the event that a final determination is made by a court or other tribunal of competent jurisdiction that such indemnitee was not entitled to indemnification from the Corporation. For purposes of the preceding sentence, the term "final determination" shall mean a determination after all appeals or rights to appeal have been exhausted."


         RESOLVED FURTHER, that the Bylaws of the Company are hereby amended to add a new Section 7.9 which shall read in its entirety as follows:

         "Section 7.9. The provisions of Nevada Revised Statutes 78.378 to 78.3793, inclusive, shall not apply to WT Acquisition Holdings, LLC, a Delaware limited liability company ("Holdings"), WT Acquisition Corp., a Nevada corporation ("Acquisition Corp."), Joel San Antonio, or their respective affiliates including, without limitation, any shares of stock of the Corporation acquired, directly or indirectly, by such persons pursuant to the options set forth in the stockholder voting and option agreements by and among Holdings, the Corporation and each of Joel San Antonio and William Tweed and the stockholder voting and option agreements by and between Holdings and each of Haynes and Boone Foundation, Helene White, Valerie San Antonio, Valerie San Antonio and Michael Salpeter Trustees FBO Brendan San Antonio, Valerie San Antonio and Michael Salpeter Trustees FBO Jonathan San Antonio, Kenneth Olson, Barry Ballen and Lawrence Richenstein, pursuant to an agreement and plan of merger to be executed by and among the Corporation, Holdings and Acquisition Corp., or pursuant to any agreement pursuant to which Joel San Antonio acquires an equity interest in Holdings. The provisions of this Section 7.9 shall not be amended, deleted or revised without the written consent of Holdings and Acquisition Corp."